FirstSun Capital Bancorp Reports First Quarter 2023 Results

First Quarter 2023 Highlights:
•Net income of $26.3 million, $1.03 per diluted share
•Net interest margin of 4.39%
•Return on average total assets of 1.44%
•Return on average stockholders’ equity of 13.37%
•Loan growth of 10.1% annualized
•20.3% fee revenue to total revenue

Denver, Colorado – May 1, 2023 – FirstSun Capital Bancorp (“FirstSun”) (OTCQX: FSUN) reported net income of $26.3 million for the first quarter of 2023 compared to net income of $7.7 million for the first quarter of 2022. Earnings per diluted share were $1.03 for the first quarter of 2023 compared to $0.41 for the first quarter of 2022. Earnings for the first quarter of 2022 were impacted by $0.3 million of merger costs, net of tax, or $0.01 per diluted share.

Neal Arnold, FirstSun’s President and Chief Executive Officer, commented, “We are very pleased with our strong operating results this quarter amidst a more challenging banking environment. Highlights this quarter include net interest margin of 4.39%, steady loan growth, deposit stability and continued credit quality strength. Our industry has recently been reminded of the benefits of a well-diversified and balanced business mix as well as the importance of asset/liability management. We believe our diversified business model with its emphasis across our commercial and industrial business and consumer clients, our balanced mix of spread and service-based revenues, our geographic diversity, along with our disciplined and conservative balance sheet management provides a stable platform for responsible growth and favorable performance even in difficult times. Additionally, we believe our strong capital base, our granular and stable deposit base, our securities portfolio positioning and our overall asset sensitive profile provides us with flexibility as the competition for deposits increases in this environment.”
First Quarter 2023 Results

Net income totaled $26.3 million, or $1.03 per diluted share, during the first quarter of 2023, compared to $24.6 million, or $0.96 per diluted share, during the prior quarter. The return on average total assets was 1.44% in the first quarter of 2023, compared to 1.38% in the prior quarter, and the return on average stockholders’ equity was 13.37% in the first quarter of 2023, compared to 12.89% in the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income totaled $74.1 million during the first quarter of 2023, an increase of $0.8 million compared to the prior quarter. Our net interest margin decreased 6 basis points to 4.39% compared to the prior quarter. Results in the first quarter of 2023, compared to the prior quarter, were driven by an increase of 45 basis points in yield on earning assets, offset by an increase of 71 basis points in the cost of interest-bearing liabilities.

Average loans increased by $0.2 billion in the first quarter of 2023, compared to the prior quarter. Loan yield increased by 42 basis points to 5.88% in the first quarter of 2023, compared to the prior quarter, primarily due to the rising interest rate environment and its impact on variable rate loans in the loan portfolio and higher yields on new originations. Average interest-bearing deposits increased $0.3 billion in the first quarter of 2023, compared to the prior quarter. Total cost of deposits increased by 74 basis points to 1.39% in the first quarter of 2023, compared to the prior quarter, primarily due to an increase in deposit pricing as a result of the rising interest rate environment. Average FHLB borrowings decreased $17.8 million in the first quarter of 2023, compared to the prior quarter. The cost of FHLB borrowings increased by 88 basis points to 4.68% in the first quarter of 2023, compared to the prior quarter, primarily due to the rising interest rate environment.

Asset Quality and Provision for Credit Losses

The provision for credit losses totaled $3.4 million during the first quarter of 2023, a decrease of $2.2 million from the $5.6 million in the prior quarter, primarily due to slower loan growth and generally neutral macroeconomic indicators relative to the prior quarter.

Net charge-offs during the first quarter of 2023 were $0.1 million, resulting in a negligible ratio of net charge-offs to average loans annualized, compared to net charge-offs (recoveries) of $(0.6) million, or a ratio of net charge-offs (recoveries) to average loans of (0.04)% annualized, in the prior quarter. The allowance for credit losses as a percentage of total loans was 1.23% at March 31, 2023, or an increase of 11 basis points from the prior quarter.

On January 1, 2023, we adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), which increased our allowance for credit losses as a percentage of total loans to 1.20% at adoption, or an eight basis point increase from 1.12% at December 31, 2022. The increase in our allowance for credit losses was a result of changing from an “incurred loss” model, which encompasses allowances for current known and incurred losses within the portfolio, to an “expected loss” model, which encompasses allowances for losses expected to be recognized over the life of the portfolio.

The ratio of nonperforming assets to total assets was 0.51% at March 31, 2023, compared to 0.48% at December 31, 2022.

Noninterest Income

Noninterest income totaled $18.9 million during the first quarter of 2023, an increase of $0.3 million from the prior quarter. Mortgage banking income increased $1.2 million during the first quarter of 2023, primarily due to an increase in fair value of our interest rate lock commitments from the prior quarter. Total originations of mortgage loans held-for-sale increased by $9.9 million, or 5.3%, in the first quarter of 2023 from the prior quarter. Other noninterest income decreased $0.8 million during the first quarter of 2023, primarily due to a decrease in loan syndication fees and customer accommodation swap fees. Noninterest income as a percentage of total revenue totaled 20.3%, which is unchanged from the prior quarter.

Noninterest Expense

Noninterest expense totaled $56.3 million during the first quarter of 2023, an increase of $0.8 million from the prior quarter. Salaries and employee benefits increased $2.7 million from the prior quarter primarily due to higher benefit costs generally incurred in the first quarter of each year. Occupancy and equipment expenses increased $0.5 million from the prior quarter primarily due to the impact of adoption in the prior quarter of ASU 2016-02, Leases. Amortization of intangible assets decreased $1.0 million from the prior quarter. Other noninterest expenses decreased $1.3 million from the prior quarter primarily due to data processing and loan appraisal, servicing, and collection expenses as we experienced a lesser level of transaction volume in the first quarter of 2023.

The efficiency ratio for the first quarter of 2023 was 60.47% compared to 60.33% in the prior quarter.

Tax Rate

The effective tax rate was 21.4% in the first quarter of 2023, compared to 20.4% in the prior quarter.

Loans

Total loans were $6.1 billion at March 31, 2023, compared to $5.9 billion at December 31, 2022, an increase of $149.1 million in the first quarter of 2023, or 10.1% on an annualized basis, resulting primarily from growth in commercial and industrial and residential real estate balances.

Deposits

Average deposits were $5.8 billion for the first quarter of 2023, compared to $5.7 billion for the prior quarter, an increase of $0.1 billion in the first quarter of 2023, or 10.2% on an annualized basis. Noninterest-bearing deposit accounts represented 29.4% of total deposits at March 31, 2023 and the loan-to-deposit ratio was 101.1% at March 31, 2023.

Total uninsured and uncollateralized deposits were approximately 25.5% at March 31, 2023, compared to 41.6% at December 31, 2022.

Capital

Capital ratios remain strong and above “well-capitalized” thresholds. As of March 31, 2023, our common equity tier 1 risk-based capital ratio was 10.11%, total risk-based capital ratio was 12.19% and tier 1 leverage ratio was 9.86%. Book value per common share was $32.06 at March 31, 2023, an increase of $0.98 from December 31, 2022. Tangible book value per common share, a non-GAAP financial measure, was $27.72 at March 31, 2023, an increase of $1.03 from December 31, 2022.

Non-GAAP Financial Measures

This press release (including the tables beginning on page 11) contains financial measures determined by methods other than in accordance with principles generally accepted in the United States (“GAAP”). FirstSun management uses these non-GAAP financial measures in their analysis of FirstSun’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. FirstSun believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. FirstSun management believes investors may find these non-GAAP financial measures useful. These non-GAAP financial measures, however, should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP measures used in this press release:

•Tangible common stockholders’ equity;
•Tangible assets;
•Tangible common stockholders’ equity to tangible assets;
•Tangible common stockholders’ equity to tangible assets, reflecting net unrealized losses on HTM securities, net of tax;
•Tangible book value per common share;
•Net income excluding merger costs;
•Return on average total assets excluding merger costs;
•Return on average stockholders’ equity excluding merger costs;
•Efficiency ratio excluding merger related expenses;
•Diluted earnings per share excluding merger related costs; and
•Fully tax equivalent (“FTE”) net interest income and net interest margin on FTE basis.

The tables beginning on page 11 provide a reconciliation of each non-GAAP financial measure contained in this press release to the most comparable GAAP equivalent.

About FirstSun Capital Bancorp

FirstSun Capital Bancorp, headquartered in Denver, Colorado, is the financial holding company for Sunflower Bank, N.A., which operates as Sunflower Bank, First National 1870 and Guardian Mortgage. Sunflower Bank provides a full range of relationship-focused services to meet personal, business and wealth management financial objectives, with a branch network in five states and mortgage capabilities in 43 states. FirstSun had total consolidated assets of $7.6 billion as of March 31, 2023.

First National 1870 and Guardian Mortgage are divisions of Sunflower Bank, N.A. To learn more, visit ir.firstsuncb.com, SunflowerBank.com, FirstNational1870.com or GuardianMortgageOnline.com.

Summary Data:

	As of and for the quarter ended
($ in thousands, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Net interest income	$74,117	$73,276	$41,285
Provision for credit losses	3,360	5,600	3,700
Noninterest income	18,931	18,618	23,693
Noninterest expense	56,266	55,443	52,467
Income before income taxes	33,422	30,851	8,811
Provision for income taxes	7,141	6,281	1,142
Net income	26,281	24,570	7,669
Net income, excluding merger costs (1)	26,281	24,570	7,922
Diluted earnings per share	$1.03	$0.96	$0.41
Diluted earnings per share, excluding merger costs (1)	$1.03	$0.96	$0.42
Return on average total assets	1.44%	1.38%	0.54%
Return on average total assets, excluding merger costs (1)	1.44%	1.38%	0.56%
Return on average stockholders' equity	13.37%	12.89%	5.85%
Return on average stockholders’ equity, excluding merger costs (1)	13.37%	12.89%	6.04%
Net interest margin	4.39%	4.45%	3.08%
Net interest margin (FTE basis) (1)	4.46%	4.52%	3.17%
Efficiency ratio	60.47%	60.33%	80.75%
Efficiency ratio, excluding merger related expenses (1)	60.47%	60.33%	80.28%
Fee revenue to total revenue	20.35%	20.26%	36.46%
Total assets	$7,610,456	$7,430,322	$5,733,748
Total loans held-for-sale	66,255	57,323	57,700
Total loans held-for-investment	6,060,975	5,911,832	4,315,031
Total deposits	5,994,266	5,765,062	4,946,482
Total stockholders' equity	799,050	774,536	515,541
Period end loan-to-deposit ratio	101.11%	102.55%	87.23%
Book value per common share	$32.06	$31.08	$28.10
Tangible book value per common share (1)	$27.72	$26.69	$25.87
(1) Represents a non-GAAP financial measure. See the tables beginning on page 11 for a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Condensed Consolidated Statements of Income (Unaudited):

	As of and for the quarter ended
($ in thousands, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Total interest income	$94,903	$85,165	$44,661
Total interest expense	20,786	11,889	3,376
Net interest income	74,117	73,276	41,285
Provision for credit losses	3,360	5,600	3,700
Net interest income after provision for credit losses	70,757	67,676	37,585
Noninterest income:
Service charges on deposits	5,015	5,100	3,925
Credit and debit card fees	2,981	3,003	2,415
Trust and investment advisory fees	1,461	1,398	1,947
Mortgage banking income, net	7,429	6,268	14,561
Other noninterest income	2,045	2,849	845
Total noninterest income	18,931	18,618	23,693
Noninterest expense:
Salaries and benefits	35,049	32,378	34,225
Occupancy and equipment	8,174	7,707	6,833
Amortization of intangible assets	1,044	2,018	327
Merger related expenses	—	—	303
Other noninterest expenses	11,999	13,340	10,779
Total noninterest expense	56,266	55,443	52,467
Income before income taxes	33,422	30,851	8,811
Provision for income taxes	7,141	6,281	1,142
Net income	$26,281	$24,570	$7,669
Earnings per share - basic	$1.05	$0.99	$0.42
Earnings per share - diluted	$1.03	$0.96	$0.41

Condensed Consolidated Balance Sheets as of (Unaudited):

($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash and cash equivalents	$388,349	$343,526	$487,689
Securities available-for-sale, at fair value	532,650	536,973	556,723
Securities held-to-maturity	38,470	38,901	16,799
Loans held-for-sale, at fair value	66,255	57,323	57,700
Loans	6,060,975	5,911,832	4,315,031
Allowance for credit losses	(74,459)	(65,917)	(50,509)
Loans, net	5,986,516	5,845,915	4,264,522
Mortgage servicing rights, at fair value	73,424	74,097	60,481
Premises and equipment, net	86,430	87,079	52,198
Other real estate owned and foreclosed assets, net	6,358	6,358	5,162
Goodwill	93,483	93,483	33,050
Intangible assets, net	14,762	15,806	7,923
All other assets	323,759	330,861	191,501
Total assets	$7,610,456	$7,430,322	$5,733,748
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposit accounts	$1,764,440	$1,820,490	$1,662,980
Interest-bearing deposit accounts:
Interest-bearing demand accounts	238,658	212,357	155,388
Savings accounts and money market accounts	2,705,315	2,759,969	2,742,393
NOW accounts	45,192	50,224	74,106
Certificate of deposit accounts	1,240,661	922,022	311,615
Total deposits	5,994,266	5,765,062	4,946,482
Securities sold under agreements to repurchase	31,645	36,721	69,627
Federal Home Loan Bank advances	577,285	643,885	40,000
Other borrowings	80,373	80,235	87,799
Other liabilities	127,837	129,883	74,299
Total liabilities	6,811,406	6,655,786	5,218,207
Stockholders' equity:
Preferred stock	—	—	—
Common stock	2	2	2
Additional paid-in capital	461,174	460,720	262,071
Treasury stock	—	—	(38,148)
Retained earnings	380,270	357,797	306,284
Accumulated other comprehensive loss, net	(42,396)	(43,983)	(14,668)
Total stockholders' equity	799,050	774,536	515,541
Total liabilities and stockholders' equity	$7,610,456	$7,430,322	$5,733,748

Share Data as of and for the periods ended:

	As of and for the quarter ended
	March 31, 2023	December 31, 2022	March 31, 2022
Weighted average common shares outstanding, basic	24,923,259	24,907,643	18,346,288
Weighted average common shares outstanding, diluted	25,487,582	25,525,026	18,899,852
Period end common shares outstanding	24,924,023	24,920,984	18,346,288
Book value per common share	$32.06	$31.08	$28.10
Tangible book value per common share (1)	$27.72	$26.69	$25.87
Consolidated Capital Ratios as of:

	March 31, 2023	December 31, 2022	March 31, 2022
Stockholders' equity to total assets	10.50%	10.42%	8.99%
Tangible common stockholders' equity to tangible assets (1)	9.21%	9.09%	8.34%
Tangible common stockholders' equity to tangible assets reflecting net unrealized losses on HTM securities, net of tax (1) (2)	9.16%	9.03%	8.34%
Tier 1 leverage ratio	9.86%	9.71%	8.42%
Common equity tier 1 risk-based capital ratio	10.11%	9.94%	9.27%
Tier 1 risk-based capital ratio	10.11%	9.94%	9.27%
Total risk-based capital ratio	12.19%	11.99%	11.74%
(1) Represents a non-GAAP financial measure. See the tables beginning on page 11 for a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.
(2) Tangible common stockholders’ equity and tangible assets have been adjusted to reflect net unrealized losses on held-to-maturity securities, net of tax.

Summary of Net Interest Margin:

	For the quarter ended March 31, 2023			For the quarter ended December 31, 2022			For the quarter ended March 31, 2022
(In thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest Earning Assets
Loans held-for-sale	$50,129	$654	5.22%	$51,835	$606	4.68%	$60,895	$694	4.56%
Loans held-for-investment (1)	5,978,860	87,947	5.88%	5,759,436	78,669	5.46%	4,123,920	41,164	3.99%
Investment securities	570,682	4,164	2.92%	573,592	3,933	2.74%	582,333	2,275	1.56%
Interest-bearing cash and other assets	156,262	2,138	5.47%	204,964	1,957	3.82%	592,478	528	0.36%
Total earning assets	6,755,933	94,903	5.62%	6,589,827	85,165	5.17%	5,359,626	44,661	3.33%
Other assets	553,961			553,870			314,043
Total assets	$7,309,894			$7,143,697			$5,673,669

Interest-bearing liabilities
Demand and NOW deposits	$227,170	$1,234	2.17%	$213,491	$927	1.74%	$223,020	$124	0.22%
Savings deposits	470,000	445	0.38%	492,837	348	0.28%	468,713	91	0.08%
Money market deposits	2,296,469	5,068	0.88%	2,412,289	3,126	0.52%	2,306,638	840	0.15%
Certificates of deposits	1,073,006	7,432	2.77%	647,819	1,733	1.07%	317,948	519	0.65%
Total deposits	4,066,645	14,179	1.39%	3,766,436	6,134	0.65%	3,316,319	1,574	0.19%
Repurchase agreements	29,672	30	0.41%	38,795	45	0.46%	71,425	8	0.04%
Total deposits and repurchase agreements	4,096,317	14,209	1.39%	3,805,231	6,179	0.65%	3,387,744	1,582	0.19%
FHLB borrowings	454,081	5,317	4.68%	471,880	4,477	3.80%	40,229	148	1.48%
Other long-term borrowings	80,300	1,260	6.28%	80,162	1,233	6.15%	86,191	1,646	7.63%
Total interest-bearing liabilities	4,630,698	20,786	1.80%	4,357,273	11,889	1.09%	3,514,164	3,376	0.38%
Noninterest-bearing deposits	1,768,381			1,923,401			1,566,088
Other liabilities	124,543			100,671			68,999
Stockholders' equity	786,272			762,352			524,418
Total liabilities and stockholders' equity	$7,309,894			$7,143,697			$5,673,669

Net interest income		$74,117			$73,276			$41,285
Net interest spread		3.82%			4.08%			2.95%
Net interest margin		4.39%			4.45%			3.08%
Net interest margin (on FTE basis) (2)		4.46%			4.52%			3.17%
(1) Includes nonaccrual loans.
(2) Represents a non-GAAP financial measure. See the tables beginning on page 11 for a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Deposits:

($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2023 vs December 31, 2022 % change	March 31, 2022	March 31, 2023 vs March 31, 2022 % change
Consumer
Noninterest bearing deposit accounts	$399,008	$416,709	(4.25)%	$361,475	10.38%
Interest-bearing deposit accounts:
Demand and NOW deposits	25,284	25,940	(2.53)%	28,083	(9.97)%
Savings deposits	407,173	418,101	(2.61)%	421,397	(3.38)%
Money market deposits	1,296,099	1,375,671	(5.78)%	1,463,495	(11.44)%
Certificates of deposits	759,726	662,831	14.62%	291,105	160.98%
Total interest-bearing deposit accounts	2,488,282	2,482,543	0.23%	2,204,080	12.89%
Total consumer deposits	$2,887,290	$2,899,252	(0.41)%	$2,565,555	12.54%
Business
Noninterest bearing deposit accounts	$1,365,432	$1,403,781	(2.73)%	$1,301,505	4.91%
Interest-bearing deposit accounts:
Demand and NOW deposits	258,566	236,641	9.27%	201,411	28.38%
Savings deposits	59,308	58,818	0.83%	54,438	8.95%
Money market deposits	942,735	907,379	3.90%	803,063	17.39%
Certificates of deposits	480,935	259,191	85.55%	20,510	2244.88%
Total interest-bearing deposit accounts	1,741,544	1,462,029	19.12%	1,079,422	61.34%
Total business customer deposits	$3,106,976	$2,865,810	8.42%	$2,380,927	30.49%
Total deposits	$5,994,266	$5,765,062	3.98%	$4,946,482	21.18%
Balance Sheet Ratios:

	March 31, 2023	December 31, 2022	March 31, 2022
Cash to total assets (1)	4.6%	4.1%	7.10%
Loan to deposit ratio	101.11%	102.55%	87.23%
Uninsured and uncollateralized deposits to total deposits (2)	25.5%	41.6%	51.3%
Wholesale borrowings to total liabilities (3)	8.48%	9.67%	0.77%
Tangible common stockholders' equity to tangible assets (4)	9.21%	9.09%	8.34%
Tangible common stockholders' equity to tangible assets, reflecting net unrealized losses on HTM securities, net of tax (4) (5)	9.16%	9.03%	8.34%

(1) Cash consists of cash and amounts due from banks and interest-bearing deposits in other financial institutions.
(2) Uninsured and uncollateralized deposits are estimated.
(3) Wholesale borrowings consists of FHLB overnight borrowings and term advances.
(4) Represents a non-GAAP financial measure. See the tables beginning on page 11 for a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.
(5) Tangible common stockholders’ equity and tangible assets have been adjusted to reflect net unrealized losses on held-to-maturity securities, net of tax.

Loan Portfolio:

($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2023 vs December 31, 2022 % change	March 31, 2022	March 31, 2023 vs March 31, 2022 % change
Commercial and industrial	$2,418,771	$2,310,929	4.7%	$1,819,705	32.9%
Commercial real estate:
Non-owner occupied	709,977	779,546	(8.9)%	624,729	13.6%
Owner occupied	659,999	636,272	3.7%	445,654	48.1%
Construction and land	320,193	327,817	(2.3)%	144,122	122.2%
Multifamily	103,767	102,068	1.7%	66,112	57.0%
Total commercial real estate	1,793,936	1,845,703	(2.8)%	1,280,617	40.1%
Residential real estate	1,046,047	1,003,931	4.2%	501,230	108.7%
Public Finance	597,850	590,284	1.3%	624,187	(4.2)%
Consumer	40,806	42,588	(4.2)%	17,981	126.9%
Other	163,565	118,397	38.1%	71,311	129.4%
Total loans, net of deferred costs, fees, premiums, and discounts	$6,060,975	$5,911,832	2.5%	$4,315,031	40.5%
Asset Quality:

	As of and for the quarter ended
($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net charge-offs (recoveries)	$54	$(639)	$738
Allowance for credit losses	$74,459	$65,917	$50,509
Nonperforming loans, including nonaccrual loans, and accrual loans greater than 90 days past due (1)	$32,833	$29,067	$25,365
Nonperforming assets	$39,191	$35,425	$30,527
Ratio of net charge-offs (recoveries) to average loans outstanding	—%	(0.04)%	0.07%
Allowance for credit losses to total loans outstanding	1.23%	1.12%	1.17%
Allowance for credit losses to total nonperforming loans	226.78%	226.78%	199.13%
Nonperforming loans to total loans	0.54%	0.49%	0.59%
Nonperforming assets to total assets	0.51%	0.48%	0.53%
(1) On January 1, 2023, we adopted ASU 2022-02, whereby we no longer recognize or account for TDRs. The loans previously classified as accrual TDRs are no longer considered nonperforming. We have adjusted prior periods to reflect this change in accounting.

Non-GAAP Financial Measures and Reconciliations:

	As of and for the quarter ended
($ in thousands, except share and per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Tangible common stockholders’ equity:
Total common stockholders' equity (GAAP)	$799,050	$774,536	$515,541
Less: Goodwill and other intangible assets:
Goodwill	(93,483)	(93,483)	(33,050)
Other intangible assets	(14,762)	(15,806)	(7,923)
Total tangible common stockholders' equity (non-GAAP) (1)	$690,805	$665,247	$474,568
Tangible assets:
Total assets (GAAP)	$7,610,456	$7,430,322	$5,733,748
Less: Goodwill and other intangible assets:
Goodwill	(93,483)	(93,483)	(33,050)
Other intangible assets	(14,762)	(15,806)	(7,923)
Total tangible assets (non-GAAP)	$7,502,211	$7,321,033	$5,692,775
Tangible common stockholders’ equity to tangible assets:
Common stockholders' equity to total assets (GAAP)	10.50%	10.42%	8.99%
Less: Impact of goodwill and other intangible assets	(1.29)%	(1.33)%	(0.65)%
Tangible common stockholders' equity to tangible assets (non-GAAP) (1)	9.21%	9.09%	8.34%
Tangible common stockholders’ equity to tangible assets, reflecting net unrealized losses on HTM securities, net of tax:
Total tangible common stockholders' equity (non-GAAP)	$690,805	$665,247	$474,568
Less: Net unrealized losses on HTM securities, net of tax	(3,754)	(4,295)	(79)
Total tangible common stockholders’ equity less net unrealized losses on HTM securities, net of tax (non-GAAP)	$687,051	$660,952	$474,489
Total tangible assets (non-GAAP)	$7,502,211	$7,321,033	$5,692,775
Less: Net unrealized losses on HTM securities, net of tax	(3,754)	(4,295)	(79)
Total tangible assets less net unrealized losses on HTM securities, net of tax (non-GAAP)	$7,498,457	$7,316,738	$5,692,696
Tangible common stockholders’ equity to tangible assets (non-GAAP)	9.21%	9.09%	8.34%
Less: Net unrealized losses on HTM securities, net of tax	0.05%	0.06%	—%
Tangible common stockholders’ equity to tangible assets reflecting net unrealized losses on HTM securities, net of tax (non-GAAP)	9.16%	9.03%	8.34%
Tangible book value per common share:
Stockholders' equity (GAAP)	$799,050	$774,536	$515,541
Tangible stockholders' equity (non-GAAP) (1)	$690,805	$665,247	$474,568
Total common shares outstanding	24,924,023	24,920,984	18,346,288
Book value per common share (GAAP)	$32.06	$31.08	$28.10
Tangible book value per common share (non-GAAP)	$27.72	$26.69	$25.87
Net income excluding merger costs:
Net income (GAAP)	$26,281	$24,570	$7,669
Add: Merger costs
Merger related expenses	—	—	303
Income tax effect on merger related expenses	—	—	(50)
Total merger costs	—	—	253
Net income excluding merger costs (non-GAAP)	$26,281	$24,570	$7,922
Return on average total assets excluding merger costs:
Return on average total assets (ROAA) (GAAP)	1.44%	1.38%	0.54%
Add: Impact of merger costs, net of tax	—%	—%	0.02%
ROAA excluding merger costs (non-GAAP)	1.44%	1.38%	0.56%
(1) For all periods presented tangible stockholders’ equity is the same as tangible common stockholders’ equity.

	As of and for the quarter ended
($ in thousands, except share and per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Return on average stockholders’ equity excluding merger costs:
Return on average stockholders' equity (ROAE) (GAAP)	13.37%	12.89%	5.85%
Add: Impact of merger costs, net of tax	—%	—%	0.19%
ROAE excluding merger costs (non-GAAP)	13.37%	12.89%	6.04%
Efficiency ratio excluding merger related expenses:
Efficiency ratio (GAAP)	60.47%	60.33%	80.75%
Less: Impact of merger related expenses	—%	—%	0.47%
Efficiency ratio excluding merger related expenses (non-GAAP)	60.47%	60.33%	80.28%
Diluted earnings per share excluding merger costs:
Diluted earnings per share (GAAP)	$1.03	$0.96	$0.41
Add: Impact of merger costs, net of tax	—	—	0.01
Diluted earnings per share excluding merger costs (non-GAAP)	$1.03	$0.96	$0.42
Fully tax equivalent (“FTE”) net interest income and net interest margin on FTE basis:
Net interest income (GAAP)	$74,117	$73,276	$41,285
Gross income effect of tax exempt income	1,242	1,218	1,321
FTE net interest income (non-GAAP)	$75,359	$74,494	$42,606
Average earning assets	$6,755,933	$6,589,827	$5,359,626
Net interest margin	4.39%	4.45%	3.08%
Net interest margin on FTE basis (non-GAAP)	4.46%	4.52%	3.17%